EXHIBIT 99.1

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot M. Maza, CPA, J.D.
Chief Financial Officer
(914) 785-4703

Gillian Racine	Media
Investor Relations	Dan Budwick
(914) 785-4742	BMC Communications
gracine@emisphere.com	(212) 477-9007 ext.14

EMISPHERE TECHNOLOGIES ANNOUNCES 2005 SECOND QUARTER RESULTS

Tarrytown, NY – August 4, 2005 --- Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced results for the second quarter ended June 30, 2005.

Emisphere reported a net loss of $5.8 million, or $0.25 per share, for the quarter ended June 30, 2005, as compared to a net loss of $8.8 million, or $0.48 per share for the quarter ended June 30, 2004.  The decrease in net loss is primarily attributable to an increase in revenue from achievement of clinical milestones partially offset by increased operating expenses, gains on sales of investments and property held for sale and a decrease in interest expense resulting from extinguishment of debt.

Total operating expenses were $8.4 million for the second quarter of 2005, compared to $7.7 million during the same period last year.  Total operating expenses include research and development costs of $4.6 million, compared to $3.7 million in last year’s second quarter. This increase in research and development costs is due to a credit of approximately $0.5 million for clinical trials received in the prior year; an increase in current period expense of approximately $0.3 million for clinical supplies for the Company’s planned Phase II insulin trial; and increased compensation expenses of $0.1 million as compared to last year. General and administrative expenses were $3.3 million, compared to $2.8 million for the same period last year. This increase is primarily the result of increased accounting and legal fees and increased consulting fees related to Sarbanes Oxley implementation.

For the quarter ended June 30, 2005, other income and expense was $0.7 million of income, which includes interest income of $0.1 million, gain on sale of investments of $1.0 million, less interest expense of $0.4 million. Other income and expense for the same period last year was $1.2 million of expense which was comprised of $1.4 million of interest expense less $0.2 million of interest income. The reduction in interest expense is primarily due to the extinguishment of the note payable to Elan Pharmaceuticals, plc.

Weighted average shares outstanding for the quarter ended June 30, 2005 and June 30, 2004, were 23.3 million and 18.4 million, respectively.

As of June 30, 2005, Emisphere held cash, cash equivalents and investments totaling approximately $10 million. Subsequent to the end of the second quarter, the Company received a payment of approximately $1.9 million from Michael M. Goldberg, M.D., the Chairman and Chief Executive Officer of Emisphere as repayment for a loan that the Company provided to him in 2000.  The loan was in connection with the exercise of Company stock options, and the associated tax liability with respect to most of the options based on the difference between the market price at the time of exercise, which was $26.375, and the exercise price of $8.00.   In addition to the aforementioned cash payment, Dr. Goldberg surrendered to the Company approximately 46,000 shares that were valued at the prevailing closing market price on the date prior to the loan repayment, $3.56/share.  These amounts paid by Dr. Goldberg represented his entire indebtedness to the Company, and were paid without any forgiveness, compensation to him, or consideration of any kind.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere Technologies, Inc., commented, “We made significant progress during the second quarter in advancing our research and development efforts.  In addition, we received a milestone payment from Roche upon their initiation of a clinical study and we sold our Connecticut facility for $4.2 million less closing costs of approximately $100 thousand. We look forward to continued progress by our partners as they proceed with clinical development of products using our eligen® technology.”

Corporate/Product Development Update for Second Quarter 2005

Oral Heparin Discussions with the FDA

The Company had a number of meetings with the U.S. Food and Drug Administration (FDA) during the quarter to determine a course of action for clinical activities surrounding its solid dosage form of oral heparin. Based on these discussions, Emisphere is pursuing two parallel strategies for registration. The first is based on the assumption that oral heparin utilizing the eligen® technology is a new drug product. The second strategy is to demonstrate that the eligen® technology does not change the heparin in any measurable way; thus, historical data for heparin may be partially relied upon for registration of the new drug product.  Emisphere has agreed, after discussion with the FDA, to conduct a multi-arm, cross-over, clinical trial, designed in conjunction with a number of external consultants, to compare heparin delivered by different injection routes to heparin delivered orally in normal subjects.  The proposed study will be conducted with fewer than twenty subjects.  Dosing could be completed within a few weeks after the first administration.  The Company intends to begin dosing subjects in the third quarter.  Should the results be positive, the data would support a claim that heparin is unchanged by the oral route of administration using the Emisphere technology.  If the outcome of this proposed study is favorable, the Company believes, based on discussions with the FDA, that the clinical studies necessary for approval of Emisphere’s oral heparin could consist of significantly fewer patients, be completed faster and be less costly than if we cannot rely on the historical data.

Also during the quarter, the Company corresponded with European regulatory authorities.  A meeting is now scheduled for the third quarter with the British regulatory authorities (MHRA) concerning registration of oral heparin in Europe.

Oral Insulin

Emisphere is scheduled to begin later this quarter a 90-day, multi-center, double-blind, randomized, study to evaluate the safety and efficacy of low and high doses of Oral Insulin tablets versus placebo in subjects with Type 2 Diabetes Mellitus who have inadequate glycemic control with Metformin monotherapy. The primary efficacy endpoint of the study is related to the change in hemoglobin A1c. Emisphere will also focus on the safety of oral insulin, specifically incidents of hypoglycemia as well as the occurrence of insulin antibodies. Emisphere has also recently completed a clinical study dosing one of its new insulin formulations in humans. Based on preliminary data, the new formulation demonstrated improved oral bioavailability over previous formulations.

First Milestone Achieved in Roche Collaboration

During the second quarter, Emisphere announced that it received the first milestone payment from Roche under the companies’ agreement to develop new oral formulations of a Roche small molecule compound for the treatment of bone-related diseases.  The achievement of this milestone resulted from Roche’s initiation of a clinical study utilizing Emisphere’s eligen® technology in a number of different tablet dosage forms.  Roche is using the Company’s oral drug delivery technology to evaluate a number of new formulations that may be more convenient for patients than products currently on the market.  Worldwide sales for products in this particular class of drugs used to treat osteoporosis were over $5 billion in 2004.

Novartis Obtains FDA and MEA Approval to Conduct Two Phase III Programs with Salmon Calcitonin

Novartis and their clinical development partner Nordic Bioscience are scheduled to initiate Phase III studies in two separate indications of oral salmon calcitonin.  One will be in osteoporosis and the other will be in osteoarthritis.  The Novartis oral salmon calcitonin formulation is enabled by the eligen® technology licensed from Emisphere.  Novartis recently published results in the journal Bone of a Phase II trial in which Novartis reported the statistically significant positive effect of oral calcitonin as a potential treatment for osteoarthritis.

Novartis - Human Growth Hormone

Novartis has indicated that it is planning to conduct a clinical study with their improved oral formulation of rhGH later this year. Remaining potential success based milestones are $33 million. In addition, as with all of Emisphere’s partnered programs, Emisphere is entitled to receive royalties based on product sales.

Oral Acyclovir Using the eligen® Technology

Emisphere’s eligen® technology has been used to improve the absorption and bioavailability in humans of small molecules such as cromolyn, and a molecule being developed by Roche.  As a result of theses successes, Emisphere has initiated a program to develop an improved oral formulation of the antiviral compound, acyclovir.  Acyclovir is used in the treatment of type 1 and type 2 herpes.  According to the United States CDC, 45 million people in the United States ages 12 and older or one in every five of the US adolescent and adult populations are infected with HSV-2.  This is a lifelong infection for which there is no cure.  Acyclovir alone is poorly and irreproducibility absorbed when dosed orally.  The published bioavailability is between 10 and 30%.  Prodrug forms of acyclovir such as Valacyclovir (GSK’s Valtrex®) have bioavailabilities that are improved by a factor of three to five fold.  Valacyclovir sales in the first half of 2005 were £325 million (approximately $580 million).

Emisphere has generated preclinical data which show that the eligen® technology can increase the bioavailability of acyclovir by a factor of five.  The Company has entered into a research collaboration with a pharmaceutical company based outside the United States.  This company is funding a clinical study to support product development of oral acyclovir using the eligen® technology.  Emisphere is responsible for preclinical studies necessary to support the human trials.  These studies have been completed and the partner is preparing to initiate the studies later this year.  As part of a pre-IND discussion held with FDA, Emisphere inquired as to the possibility of using a 505(b)(2) pathway for registration of an acyclovir product using the Emisphere technology.  FDA agreed that the 505(b)(2) registration strategy for acyclovir using the eligen® technology would be acceptable.

Sale of Connecticut Facility

On June 29, 2005, Emisphere completed the sale of its Connecticut facility, previously used for pre-clinical, toxicology and analytical laboratory work, for $4.2 million less closing costs of approximately $0.1 million. Disposition of this property eliminates ongoing operating expenses of approximately $30,000 per month.

Conference Call Information

Emisphere Technologies, Inc. will hold a conference call to discuss the Company’s financial results for the quarter ended June 30, 2005. The call will be held on Thursday, August 4, 2005, beginning at 10:30 a.m. Eastern Time (7:30 a.m. Pacific). A replay of the call will be accessible approximately two hours following the end of the call and will be archived through August 11, 2005.

The live conference call dial-in number is:	800-963-8290 (U.S./Canada)
973-935-8502 (international)

To access a replay of the call:	877-519-4471 (U.S./Canada)
973-341-3080 (international)
Conference ID: 6206647

Emisphere will be simultaneously webcasting this teleconference. To access the live broadcast in listen-only mode, please go to the investor relations portion of the Company’s website at www.emisphere.com/ir.asp. Please visit the site at least five minutes prior to start time for instructions. A replay of the call will also be available on the Company’s website through August 11, 2005.

About The eligen® Technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE® delivery agents, or “carriers.” These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. The delivery agents have no known pharmacological activity themselves. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity. Emisphere is pursuing shortened registration timelines for currently marketed drug products whose performance is improved using the eligen® technology through supplemental New Drug Applications or 505(b)(2) filings with the US FDA. Successful achievement of these regulatory strategies may not require large-scale studies to support product registration.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 11, 2005.

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EMISPHERE TECHNOLOGIES, INC.
Selected Financial Information
For the three and six months ended June 30, 2005 and 2004
(in thousands, except share and per share data)

Condensed Statements of Operations (Unaudited)

	For the three months ended June 30,		For the six months ended June 30,

	2005	2004	2005	2004

Revenue	$1,961	$147	$2,954	$147

Costs and expenses:
Research and development	4,618	3,750	9,030	8,631
General and administrative expenses	3,282	2,772	6,947	5,358
(Gain)/loss on sale of fixed assets	(567)	2	(567)	—
Depreciation and amortization	1,091	1,224	2,202	2,450

Total costs and expenses	8,424	7,748	17,612	16,439

Operating loss	(6,463)	(7,601)	(14,658)	(16,292)

Other income and (expense):
Gain on extinguishment of note payable	—	—	14,663	—
Investment and other income	110	216	208	498
Interest expense	(420)	(1,450)	(457)	(2,902)
Gain on sale of investments	989	—	989	—

Total other income and (expense)	679	(1,234)	15,403	(2,404)
Net (loss) income	$(5,784)	$(8,835)	$745	$(18,696)

Net (loss) income per share, basic	$(0.25)	$(0.48)	$0.04	$(1.02)

Net (loss) income per share, diluted	$(0.25)	$(0.48)	$0.03	$(1.02)

Weighted average shares outstanding, basic	23,267,713	18,403,699	21,253,091	18,335,156

Weighted average shares outstanding, diluted	23,267,713	18,403,699	21,433,997	18,335,156

Condensed Balance Sheets (Unaudited)

	June 30, 2005	December 31, 2004

Assets:
Cash, cash equivalents, and investments	$10,023	$17,550
Accounts receivable	185	120
Prepaid expenses and other current assets	2,129	2,516

Total current assets	12,337	20,186
Equipment and leasehold improvements, net	7,991	10,007
Land, building and equipment held for sale, net	—	3,589
Purchased technology, net	2,153	2,273
Other assets	237	237

Total Assets	$22,718	$36,292

Liabilities and stockholders’ equity (deficit):
Current liabilities	$8,936	$7,328
Notes payable	10,265	39,332
Capital lease obligation - L/T	125	245
Deferred lease liability - L/T	462	661
Stockholders’ equity (deficit)	2,930	(11,274)

Total liabilities and stockholders’ equity (deficit)	$22,718	$36,292

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